EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces Second Quarter 2014 Financial Results

Delivers Strong Global Sales and Profit Growth

ANN ARBOR, Michigan, July 22, 2014: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the second quarter of 2014, comprised of strong growth in both same store sales and global store counts, which resulted in 17.5% EPS growth, or 67 cents per share. Domestic same store sales grew 5.4% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results with same store sales growth of 7.7% during the quarter, marking the 82nd consecutive quarter of international same store sales growth. The Company had global net store growth of 133 stores in the second quarter of 2014.

During the quarter, the Company also repurchased and retired 687,750 shares of its common stock for approximately $49.9 million. Additionally, on July 16, 2014, the Board of Directors declared a 25 cent per share quarterly dividend for shareholders of record as of September 15, 2014 to be paid on September 30, 2014.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “The first half of 2014 has proven to be yet another positive story for our global brand and hardworking franchisees. We are performing well in the U.S. and international markets by driving sales and building stores around the world. We also opened our 11,000th store this quarter, an important milestone for a growing brand.”

Second Quarter Highlights:

(dollars in millions, except per share data)	Second Quarter of 2014	Second Quarter of 2013	Two Fiscal Quarters of 2014	Two Fiscal Quarters of 2013
Net income	$38.5	$33.3	$78.9	$67.7
Weighted average diluted shares	57,124,457	57,960,232	57,246,871	58,091,126
Diluted earnings per share, as reported	$0.67	$0.57	$1.38	$1.17
Items affecting comparability*	—	—	(0.02)	—

Diluted earnings per share, as adjusted*	$0.67	$0.57	$1.36	$1.17

*	Refer to the Items Affecting Comparability section on page three for additional details.

•	Revenues were up 8.8% for the second quarter versus the prior year period, due primarily to higher supply chain revenues from higher cheese and other commodity prices as well as increased volumes, higher international revenues resulting in part from same store sales and store count growth, and increased domestic franchise revenues due primarily to same store sales growth.

•	Net Income was up 15.6% for the second quarter versus the prior year period, driven by domestic and international same store sales growth and global store count growth.

•	Diluted EPS was 67 cents for the second quarter versus 57 cents in the prior year quarter, which represents an increase of 10 cents, or 17.5%. This increase was due to higher net income and lower weighted average diluted shares outstanding.

More…

Domino’s Pizza: Q2 2014 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Second Quarter of 2014	Second Quarter of 2013
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+3.5%	+5.7%
Domestic franchise stores	+5.5%	+6.8%

Domestic stores	+5.4%	+6.7%

International stores (excluding foreign currency impact)	+7.7%	+5.8%

Global retail sales growth: (versus prior year period)
Domestic stores	+6.9%	+7.3%
International stores	+15.6%	+11.2%

Total	+11.5%	+9.3%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+6.9%	+7.3%
International stores	+16.0%	+13.3%

Total	+11.7%	+10.4%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at March 23, 2014	376	4,615	4,991	5,997	10,988
Openings	—	18	18	130	148
Closings	—	(7)	(7)	(8)	(15)

Store count at June 15, 2014	376	4,626	5,002	6,119	11,121

Second quarter 2014 net change	—	11	11	122	133

Trailing four quarters net change	(13)	83	70	611	681

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its 2014 second quarter financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 34199171. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the second quarter of 2014, the Company repurchased and retired 687,750 shares of its common stock under its open market share repurchase program for approximately $49.9 million, or an average price of $72.52 per share. As of July 15, 2014, the Company had authorization for repurchases of approximately $149.8 million remaining under the program.

Dividends

On July 16, 2014, the Board of Directors declared a 25 cent per share quarterly dividend for shareholders of record as of September 15, 2014 to be paid on September 30, 2014.

More...

Domino’s Pizza: Q2 2014 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the two fiscal quarters of 2014 are not comparable to the reported financial results for the equivalent period in 2013. The table below presents certain items that affect comparability between 2014 and 2013 financial results. The Company believes that including such information is critical to the understanding of its financial results for the two fiscal quarters of 2014 as compared to the same period in 2013 (See the Comments on Regulation G section on page four for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding in 2014 that resulted in an increase in diluted EPS of approximately one cent in the second quarter of 2014 and two cents in the two fiscal quarters of 2014.

	Second Quarter			Two Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2014 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$—	$—	$—	$1,652	$1,033	$0.02
Deferred tax asset valuation allowance reversal (2)	—	—	—	—	329	0.01

Total of 2014 items*	$—	$—	$—	$1,652	$1,362	$0.02

*	Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.
(1)	Represents the gain recognized on the sale of 14 Company-owned stores to a franchisee. The gain is net of a reduction in goodwill of approximately $0.5 million.
(2)	As a result of the capital gain recognized in connection with the sale of Company-owned stores, the Company was able to utilize a portion of a previously unrecognized benefit of a capital loss carry forward.

Liquidity

As of June 15, 2014, the Company had approximately:

•	$15.3 million of unrestricted cash and cash equivalents;

•	$1.52 billion in total debt; and

•	$57.9 million of available borrowings under its $100.0 million variable funding notes, net of letters of credit issued of $42.1 million.

The Company’s cash borrowing rate averaged 5.3% in the second quarter of 2014 and averaged 5.4% in the second quarter of 2013. Additionally, the Company invested $18.9 million in capital expenditures during the two fiscal quarters of 2014, compared to $11.6 million in the two fiscal quarters of 2013.

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $41.8 million in the two fiscal quarters of 2014.

(in thousands)	Two Fiscal Quarters of 2014
Net cash provided by operating activities	$60,790
Capital expenditures	(18,948)

Free cash flow	$41,842

More...

Domino’s Pizza: Q2 2014 Earnings Release, Page Four

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

More...

Domino’s Pizza: Q2 2014 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with its global enterprise of more than 11,000 stores in over 70 international markets. Domino’s had global retail sales of over $8.0 billion in 2013, comprised of nearly $3.8 billion in the U.S. and over $4.2 billion internationally. In the second quarter of 2014, Domino’s had global retail sales of over $2.0 billion, comprised of $0.9 billion in the U.S. and $1.1 billion internationally. Its system is made up of franchise owners who accounted for nearly 97% of the Domino’s Pizza stores as of the second quarter of 2014. The emphasis on technology innovation helped Domino’s generate approximately 40% of U.S. sales from its digital channels in 2013, as well as reach an estimated $3 billion annually in global digital sales. Domino’s recently launched its ordering app for iPad®, adding to an existing ordering app lineup that covers nearly 95% of the smartphone market. In June 2014, Domino’s debuted voice ordering for its iPhone® and Android™ apps, a true technology first within both traditional and e-commerce retail.

Order - www.dominos.com

Mobile – http://mobile.dominos.com

Info - www.dominosbiz.com

Twitter - http://twitter.com/dominos

Facebook - http://www.facebook.com/dominos

YouTube - http://www.youtube.com/dominos

Please visit our Investor Relations website at www.dominosbiz.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

More...

Domino’s Pizza: Q2 2014 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our reputation and the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; cyber-attacks or other catastrophic events; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

More...

Domino’s Pizza: Q2 2014 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	June 15, 2014	% of Total Revenues	June 16, 2013	% of Total Revenues
Revenues:
Domestic Company-owned stores	$78,814		$78,509
Domestic franchise	52,038		48,167
Domestic supply chain	257,552		233,307
International	62,059		54,026

Total revenues	450,463	100.0%	414,009	100.0%

Cost of sales:
Domestic Company-owned stores	60,717		59,536
Domestic supply chain	230,698		207,319
International	24,403		21,167

Total cost of sales	315,818	70.1%	288,022	69.6%

Operating margin	134,645	29.9%	125,987	30.4%
General and administrative	53,282	11.8%	52,146	12.6%

Income from operations	81,363	18.1%	73,841	17.8%
Interest expense, net	(19,824)	(4.4)%	(20,396)	(4.9)%

Income before provision for income taxes	61,539	13.7%	53,445	12.9%
Provision for income taxes	23,077	5.2%	20,175	4.9%

Net income	$38,462	8.5%	$33,270	8.0%

Earnings per share:
Common stock – diluted	$0.67		$0.57
Dividends declared per share	$0.25		$0.20

Domino’s Pizza: Q2 2014 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
(In thousands, except per share data)	June 15, 2014	% of Total Revenues	June 16, 2013	% of Total Revenues
Revenues:
Domestic Company-owned stores	$161,271		$159,603
Domestic franchise	105,459		99,485
Domestic supply chain	515,079		464,839
International	122,506		107,700

Total revenues	904,315	100.0%	831,627	100.0%

Cost of sales:
Domestic Company-owned stores	123,508		120,804
Domestic supply chain	461,065		412,732
International	48,055		42,298

Total cost of sales	632,628	70.0%	575,834	69.2%

Operating margin	271,687	30.0%	255,793	30.8%
General and administrative	106,149	11.7%	106,427	12.8%

Income from operations	165,538	18.3%	149,366	18.0%
Interest expense, net	(40,119)	(4.4)%	(41,299)	(5.0)%

Income before provision for income taxes	125,419	13.9%	108,067	13.0%
Provision for income taxes	46,483	5.2%	40,377	4.9%

Net income	$78,936	8.7%	$67,690	8.1%

Earnings per share:
Common stock – diluted	$1.38		$1.17
Dividends declared per share	$0.50		$0.40

Domino’s Pizza: Q2 2014 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 15, 2014	December 29, 2013
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$15,304	$14,383
Restricted cash and cash equivalents	74,710	125,453
Accounts receivable	105,970	105,779
Inventories	33,542	30,321
Advertising fund assets, restricted	51,713	44,695
Other assets	39,741	30,909

Total current assets	320,980	351,540
Property, plant and equipment, net	98,056	97,584
Other assets	76,635	76,131

Total assets	$495,671	$525,255

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$538	$24,144
Accounts payable	73,184	83,408
Dividends payable	14,437	11,849
Advertising fund liabilities	51,713	44,695
Other accrued liabilities	76,135	90,515

Total current liabilities	216,007	254,611
Long-term liabilities:
Long-term debt, less current portion	1,523,882	1,512,299
Other accrued liabilities	45,464	48,547

Total long-term liabilities	1,569,346	1,560,846
Total stockholders’ deficit	(1,289,682)	(1,290,202)

Total liabilities and stockholders’ deficit	$495,671	$525,255

Domino’s Pizza: Q2 2014 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
(In thousands)	June 15, 2014	June 16, 2013
Cash flows from operating activities:
Net income	$78,936	$67,690
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	13,077	11,407
Gains on sale/disposal of assets	(1,687)	(285)
Amortization of deferred financing costs	2,771	2,853
Provision (benefit) for deferred income taxes	(2,187)	2,557
Non-cash compensation expense	8,080	10,240
Tax impact from equity-based compensation	(8,319)	(6,043)
Other	(623)	(1,090)
Changes in operating assets and liabilities	(29,258)	(20,489)

Net cash provided by operating activities	60,790	66,840
Cash flows from investing activities:
Capital expenditures	(18,948)	(11,587)
Proceeds from sale of assets	4,967	2,077
Changes in restricted cash	50,743	303
Other	(1,049)	1,266

Net cash provided by (used in) investing activities	35,713	(7,941)
Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(12,022)	(12,219)
Proceeds from exercise of stock options	2,648	3,738
Tax impact from equity-based compensation	8,319	6,043
Purchases of common stock	(65,006)	(56,057)
Tax payments for restricted stock upon vesting	(4,363)	(2,845)
Payments of common stock dividends and equivalents	(25,130)	(11,454)

Net cash used in financing activities	(95,554)	(72,794)
Effect of exchange rate changes on cash and cash equivalents	(28)	(80)

Change in cash and cash equivalents	921	(13,975)
Cash and cash equivalents, at beginning of period	14,383	54,813

Cash and cash equivalents, at end of period	$15,304	$40,838

###